FOR IMMEDIATE RELEASE ON FEBRUARY 9, 2005

Contact:	Lawrence Pemble Robert Goodwin

Chindex International, Inc.
(301) 215-7777

CHINDEX INTERNATIONAL, INC.

ANNOUNCES RESULTS FOR QUARTER AND NINE MONTHS
ENDED DECEMBER 31, 2004

BETHESDA, MARYLAND – February 9, 2005 - Chindex International, Inc. (NASDAQ: CHDX), an independent American provider of Western healthcare products and medical services in the People’s Republic of China, today announced results for the quarter ended December 31, 2004.

Revenue for the quarter ended December 31, 2004 was $22.3 million, an increase of 3% over revenue of $21.6 million in the quarter ended December 31, 2003. Revenue for the nine month period ending December 31, 2004 was $76.6 million, an increase of 21% over revenue of $63.2 million in the nine month period ended December 31, 2003.

The net loss for the quarter ended December 31, 2004 was $3.7 million, or a loss per share of $0.69. This compares to a net loss of $383,000, or a loss per share of $0.10, for the quarter ended December 31, 2003. The net loss for the nine month period ending December 31, 2004 was $3.6 million or a loss per share of $0.68. This compares to a net loss of $1.5 million or a loss per share of $0.40 for the nine month period ended December 31, 2003.

Roberta Lipson, President and CEO of Chindex, commented on the quarterly results: “As previously announced, our results this quarter were significantly impacted by a variety of factors, the most significant being expenses related to delays in the opening and the start-up costs of our new Shanghai United Family Hospital and delays in the rollout of certain branded products in the retail pharmacy business. These factors, combined with lower than expected revenue growth in all divisions, an overall increase in general administrative expenses, substantially due to the increased costs for corporate governance requirements, and an increase in our reserve for doubtful accounts, resulted in the increased operating losses reported for the period compared to the prior year.

“The Healthcare Services division reported a loss on operations in the recent quarter. Revenue during the quarter for healthcare services grew 14% over revenue for the same quarter of the prior year and fully allocated expenses including corporate administration increased 50% over the prior year period largely due to pre-opening and operating start-up expenses at our newly opened hospital in Shanghai. Hospital operations in Beijing showed increased patient visits in both inpatient and outpatient categories; however, the growth rates were below our expectations due in part to allocation of management resources to the opening of the new facility in Shanghai. The hospital in Shanghai held its opening ceremony on October 21, 2004 and provided limited outpatient services through the end of the quarter. We were pleased to see inpatient services begin in early January 2005 and the first baby born at the facility on January 22, 2005. The revenue ramp-up in Shanghai has so far been significantly faster than the early revenues at Beijing United after its opening in 1997.

“The Medical Capital Equipment division also reported a loss in the recent quarter. Revenue growth was a modest 8% over the same quarter of the prior year and fully allocated expenses including corporate administration increased 27% over the periods, including a substantial unusual increase in our reserve for doubtful accounts. Absent this unusual charge of $400,000, operating expenses increased 12% during the period. Quarter to quarter fluctuations in revenue are not an unfamiliar occurrence for this division, the performance of which is often subject to the timing of large unit sales. We continue our strategy of growth through the expansion of sales channels involving the greater use of local Chinese sub-distributors. In line with our strategy to selectively add new products and technologies to our product offerings, we announced a new distribution agreement with Intuitive Surgical for their surgical robotics systems during the period. We were also pleased to announce earlier this week the long awaited signing of the Framework Agreement between the United States Export-Import Bank and the Chinese Ministry of Finance which will allow our U.S. government backed financing programs to resume after a two year hiatus. In that announcement we also noted the contracts we have been awarded under German government financing packages through the KfW Investment Bank.

”Finally, the Healthcare Products Distribution division reported a loss on operations during the recent quarter. Revenue decreased 7% from the same quarter of the prior year and fully allocated expenses including corporate administration increased by 36% over the periods. The decline in revenue was attributable to the phase out of third party logistics services and delays in the rollout of certain branded products in the retail pharmacy business. We have encountered increased pressures from suppliers in this segment which have impacted our gross profit margin. We are exploring opportunities to diversify our supplier base in the retail business through considering strategic relationships with other potential business partners. We are evaluating the short- and long-term strategy for the segment in order to leverage our unique retail pharmacy distribution platform that now extends to almost 800 stores in over 50 cities nationwide.

“While we have faced significant pressures this year in many areas of the business which are reflected in our results, we continue to believe in the unique positioning of the business platforms we have developed and the long term benefit these will bring to the company and its shareholders,” Lipson concluded.

Chindex is an American company operating in several healthcare sectors of the Chinese marketplace, including Hong Kong. It provides representative and distribution services to a number of major multinational companies including Siemens AG (ultrasound systems) and Guidant (interventional cardiology products including stents, balloon catheters and guide wires). Its distribution channels to the retail pharmacy industry in China have been developed through a relationship with a major multinational cosmetics manufacturer. It also provides healthcare services through the operations of its private hospitals in China. With twenty-three years of experience, over 800 employees, and operations in the United States, China and Hong Kong, the Company’s strategy is to expand its cross-cultural reach by providing leading edge technologies, quality products and services to Greater China’s professional communities. Further company information may be found at the Company’s websites, www.chindex.com and www.unitedfamilyhospitals.com.

Some of the information in this release may contain statements regarding future expectations, plans, prospects for performance of the Company that constitute forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. The Company cannot guarantee future results, levels of activity, performance or achievements. The numbers discussed in this release also involve risks and uncertainties. The following factors, among others, could cause actual results to differ materially from those described by such statements: our ability to manage our growth and maintain adequate controls, our ability to obtain additional financing, the loss of services of key personnel, general market conditions including inflation or foreign currency fluctuations, our dependence on relationships with suppliers, the timing of our revenues and fluctuations in financial performance, the availability to our customers of third-party financings, product liability claims and product recalls, competition, hiring and retaining qualified sales and service personnel, management of inventory, relations with foreign trade corporations, dependence on sub-distributors and dealers, completion and opening of healthcare facilities, attracting and retaining qualified physicians and other hospital personnel, regulatory compliance, the cost of malpractice, our dependence on our information systems, the economic policies of the Chinese government, the newness and undeveloped nature of the Chinese legal system, the regulation of the conversion of Chinese currency, future epidemics in China such as SARS, the control over our operation by insiders, continuity of relationships and variability of financial margins with existing suppliers, our liquidity and availability of capital resources to meet cash requirements, including capital expenditures and those other factors contained in the section titled “Risk Factors” as set forth on page 7 of the Company’s Registration Statement on Form S-1 (File No. 333-114299) declared effective by the Securities and Exchange Commission on July 30, 2004, as well as other documents that may be filed by the Company from time to time with the Securities and Exchange Commission. The forward-looking statements and numbers contained herein represent the judgment of the Company, as of the date of this press release, and the Company disclaims any intent or obligation to update such forward-looking statements to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions, circumstances on which such statements are based.

# # # #
Financial Summary Attached
CHINDEX INTERNATIONAL, INC.
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(thousands except share and per share data)
(Unaudited)

	Three months ended December 31,		Nine months ended December 31,
	2004	2003	2004	2003
Product sales	$17,141	$17,089	$60,509	$51,681
Healthcare services revenue	5,188	4,541	16,050	11,478

Total revenue	22,329	21,630	76,559	63,159
Cost and expenses
Product sales costs	13,587	13,706	48,462	41,693
Healthcare services costs	6,751	4,322	16,798	11,395
Selling and marketing expenses	3,297	2,516	8,962	7,301
General and administrative	2,039	1,607	5,190	4,565

Loss from operations	(3,345)	(521)	(2,853)	(1,795)
Other (expenses) and income
Interest expense	(36)	(67)	(108)	(186)
Interest income	33	10	66	39
Miscellaneous (expense) income – net	(51)	76	(115)	90

Loss before income taxes	(3,399)	(502)	(3,010)	(1,852)
(Provision for) benefit from income taxes	(314)	119	(549)	349

Net loss	$(3,713)	$(383)	$(3,559)	$(1,503)

Net loss per common share — basic	$(0.69)	$(0.10)	$(0.68)	$(0.40)

Weighted average shares outstanding — basic	5,405,337	3,757,370	5,250,244	3,735,861

Net loss per common share – diluted	$(0.69)	$(0.10)	$(0.68)	$(0.40)

Weighted average shares outstanding – diluted	5,405,337	3,757,370	5,250,244	3,735,861

CHINDEX INTERNATIONAL, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(thousands except share data)
(Unaudited)

	December 31, 2004	March 31, 2004
ASSETS
Current assets:
Cash and cash equivalents	$4,033	$6,791
Trade accounts receivable, less allowance for doubtful accounts of $1,491 and $1,131, respectively
Equipment sales receivables	13,428	15,039
Patient service receivables	2,151	2,335
Inventories	9,430	9,537
Deferred income tax	1,010	467
Other current assets	3,969	2,235

Total current assets	34,021	36,404
Property and equipment, net	17,014	9,727
Long-term deferred income taxes	709	1,334
Other assets	346	386

Total assets	$52,090	$47,851

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$22,512	$24,356
Short-term portion of capitalized leases	188	123
Short-term debt and vendor financing	4,205	5,668
Income taxes payable	389	381

Total current liabilities	27,294	30,528
Long-term portion of capitalized leases	166	125
Long-term debt	3,585	0

Total liabilities	31,045	30,653
Stockholders’ equity:
Preferred stock, $.01 par value, 500,000 shares authorized, none issued	0	0
Common stock, $.01 par value, 13,600,000 shares authorized, including 1,600,000 designated Class B:
Common stock – 4,648,046 and 3,643,152 shares issued and
outstanding at December 31 and March 31, respectively	46	36
Class B stock – 775,000 shares issued and outstanding at
December 31 and March 31	8	8
Additional capital	29,870	22,488
Accumulated other comprehensive income	25	11
Accumulated deficit	(8,904)	(5,345)

Total stockholders' equity	21,045	17,198

Total liabilities and stockholders' equity	$52,090	$47,851

SEGMENT INFORMATION

We have three reportable segments: Medical Capital Equipment, Healthcare Products Distribution, and Healthcare Services. We evaluate performance and allocate resources based on profit or loss from operations before income taxes, not including gains or losses on our investment portfolio.

	Medical Capital	Healthcare Products	Healthcare
	Equipment	Distribution	Services	Total
As of December 31, 2004:
Assets	$18,395,000	$13,956,000	$19,739,000	$52,090,000
For the three months ended December 31, 2004:

Sales and service revenue	$8,879,000	$8,262,000	$5,188,000	$22,329,000
Gross Profit	2,315,000	1,239,000	n/a	n/a
Gross Profit %	26%	15%	n/a	n/a
Loss from operations	$(1,063,000)	$(444,000)	$(1,838,000)	$(3,345,000)
Other (expense), net				(54,000)

Loss before taxes				$(3,399,000)

	Medical Capital	Healthcare Products	Healthcare
	Equipment	Distribution	Services	Total
As of March 31, 2004:
Assets	$22,997,000	$12,515,000	$12,339,000	$47,851,000
For the three months ended December 31, 2003:

Sales and service revenue	$8,239,000	$8,850,000	$4,541,000	$21,630,000
Gross Profit	2,019,000	1,364,000	n/a	n/a
Gross Profit %	25%	15%	n/a	n/a
Income (loss) from operations	$(634,000)	$127,000	$(14,000)	$(521,000)
Other income, net				19,000

Loss before taxes				$(502,000)

	Medical Capital	Healthcare Products	Healthcare
	Equipment	Distribution	Services	Total
As of December 31, 2004:
Assets	$18,395,000	$13,956,000	$19,739,000	$52,090,000
For the nine months ended December 31, 2004:

Sales and service revenue	$32,530,000	$27,979,000	$16,050,000	$76,559,000
Gross Profit	8,423,000	3,624,000	n/a	n/a
Gross Profit %	26%	13%	n/a	n/a
Loss from operations	$(141,000)	$(1,267,000)	$(1,445,000)	$(2,853,000)
Other (expense), net				(157,000)

Loss before taxes				$(3,010,000)

	Medical Capital	Healthcare Products	Healthcare
	Equipment	Distribution	Services	Total
As of March 31, 2004:
Assets	$22,997,000	$12,515,000	$12,339,000	$47,851,000
For the nine months ended December 31, 2003:

Sales and service revenue	$23,991,000	$27,690,000	$11,478,000	$63,159,000
Gross Profit	6,374,000	3,614,000	n/a	n/a
Gross Profit %	27%	13%	n/a	n/a
Loss from operations	$(690,000)	$(456,000)	$(649,000)	$(1,795,000)
Other (expense), net				(57,000)

Loss before taxes				$(1,852,000)